                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                  [Amendment No. ............................]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                       INTERMAGNETICS GENERAL CORPORATION
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       INTERMAGNETICS GENERAL CORPORATION
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                                      LOGO

                       INTERMAGNETICS GENERAL CORPORATION

                    Notice of Annual Meeting of Shareholders
                                November 1, 1995


TO THE SHAREHOLDERS OF
INTERMAGNETICS GENERAL CORPORATION:

Notice is hereby given that the annual meeting of shareholders of INTERMAGNETICS GENERAL CORPORATION (the "Company") will be held at the AMERICAN STOCK EXCHANGE, 86 Trinity Place, New York, New York on November 1, 1995, at 3:00 p.m. local time, for the following purposes:

     1.    To elect four directors;

     2. To approve an increase in the number of shares subject to the Company's 1990 Stock Option Plan;

     3. To vote upon a proposal to amend the Company's Certificate of Incorporation to broaden the purposes for which the Company is organized, and restate the Certificate of Incorporation to incorporate such amendment; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on September 15, 1995 are entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof.

                                      By order of the Board of Directors,


                                      CATHERINE E. ARDUINI
                                      Corporate Secretary

Latham, New York
September __, 1995


               REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE
             MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.

                       INTERMAGNETICS GENERAL CORPORATION

                             450 Old Niskayuna Road
                                  P.O. Box 461
                             Latham, New York 12110


                                 PROXY STATEMENT

                       1995 Annual Meeting of Shareholders


         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intermagnetics General Corporation (the "Company") for use at the 1995 annual meeting of shareholders to be held at the AMERICAN STOCK EXCHANGE, 86 Trinity Place, New York, New York on November 1, 1995, at 3:00 p.m. local time, and at any adjournments thereof. This proxy statement and the accompanying proxy are expected to be distributed to shareholders on or about September 26, 1995.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company will also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         The Company's annual report to shareholders for the fiscal year ended May 28, 1995, including financial statements, was mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement. KPMG Peat Marwick LLP has served as the Company's independent accountants since November 9, 1994, and KPMG Peat Marwick LLP is expected to continue to serve in such capacity during the current fiscal year. The Company has requested that a representative of KPMG Peat Marwick LLP attend the 1995 annual meeting of shareholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate shareholder's questions. Ernst & Young LLP or its predecessors served as the Company's independent accountants from the Company's inception in 1971 until September, 1994. As a result of the sale of its practice in Albany, New York and related closing of its office there, Ernst & Young LLP ended its auditor-client relationship with the Company on September 12, 1994.

         On June 15, 1995, the Company effected a three percent (3%) stock dividend with respect to all shareholders of record as of May 31, 1995. All share numbers and per share data in this proxy statement have been adjusted to reflect that stock dividend. The new shares issued to shareholders as a result of the stock dividend will be eligible to vote at the 1995 annual meeting.

                              VOTING AT THE MEETING

         Holders of shares of Common Stock of record at the close of business on September 15, 1995 are entitled to vote at the meeting. As of that date, there were ______ shares of Common Stock outstanding.

         The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of shareholders entitled to cast one-third of all votes entitled to be cast at the meeting constitutes a quorum.

         Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a shareholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the meeting in accordance with each shareholder's directions. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

         The four directors are to be elected through cumulative voting by a plurality of the votes cast. With respect to the election of directors, each shareholder is entitled to cast as many votes as the number of his or her shares multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute such votes among the number of directors to be voted for as such shareholder may see fit. With respect to any other matter to be voted upon by the shareholders, each share of record is entitled to one vote.

         Under rules promulgated by the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

         Shareholders are urged to specify their choice(s) by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified by record holders (including brokers) submitting proxies, the shares will be voted as recommended by the Board of Directors. The Company believes that brokerage firms that are members of the New York Stock Exchange or the American Stock Exchange and who hold shares in street name for customers may have the authority under the rules of such exchanges to vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the shareholders' meeting.

         Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Corporate Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of your broker or bank, you must secure a legal proxy from your broker or bank assigning voting rights to you for your shares.

                              ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation of the Company classifies the Board of Directors into two classes having staggered terms of two years each. The Board of Directors consists of such number of directors as is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. The Board of Directors currently consists of six members. The Board of Directors recently voted to expand the Board, effective November 1, 1995, from six members to seven.

         Four directors are to be elected to hold office until the election and qualification of their respective successors. The Board of Directors has nominated for election as directors Joseph C. Abeles, Thomas L. Kempner, Stuart
A. Shikiar and Sheldon Weinig for a two-year term ending in 1997. Abeles, Kempner and Weinig are presently directors of the Company.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. Shareholders may vote cumulatively for any or all of the nominees or their substitutes. It is the Company's intention to have the proxy holders exercise such cumulative voting rights to elect the maximum number of the nominees listed below or their substitutes. The Board of Directors of the Company unanimously recommends a vote FOR each of the nominees.

Requirements for Advance Notification of Nominations

         Article SIXTH of the Company's Restated Certificate of Incorporation prohibits a nominee from being elected a director unless the name of the nominee, together with such consents and information concerning present and prior occupations, transactions with the Company or its subsidiaries, and other matters as may at the time be required by or pursuant to the by-laws, is filed with the Corporate Secretary of the Company no later than the time fixed by or pursuant to the by-laws immediately preceding the annual or special meeting at which such person is to be a candidate for director.

         Section 2.03(b) of the Company's by-laws provides that any shareholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the shareholder's intent to make such a nomination is received by the Corporate Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. This section does not apply to nominations for which proxies are solicited under applicable regulations adopted by the SEC under the Securities Exchange Act of 1934. The notice must contain or be accompanied by the following:

         (a) the name and address of the shareholder who intends to make the nomination;

         (b) a representation that the shareholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the SEC's proxy rules had proxies been solicited with respect to the nominee by the Board of Directors of the Company;

         (d) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

         (e) the consent of each nominee to serve as director of the Company if so elected.

         Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Corporate Secretary of the Company no later than October 17, 1995.

Information Regarding Nominees for Election as Directors and Regarding Continuing Directors

         The information provided herein as to personal background has been provided by each director and nominee as of July 31, 1995.

                NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 1997

                                                                                              Year
                                      Principal Occupations During                            First
                                      the Past Five Years and                                 Became
Name of Director             Age      Certain Directorships                                   Director
----------------             ---      -----------------------------                           --------
Joseph C. Abeles             80       Private investor; director of Patten Corporation,       1986
                                      Ultralife Batteries, Inc., and IGENE Biotechnology,
                                      Inc.

Thomas L. Kempner            68       Chairman and Chief Executive Officer, Loeb Partners     1988
                                      Corporation, an investment banking firm; director
                                      Alcide Corporation, The Arlen Corporation, Roper
                                      Starch Worldwide, Inc., IGENE Biotechnology, Inc.,
                                      Energy Research Corporation, Northwest Airlines,
                                      Inc. and Silent Radio, Inc.

Stuart A. Shikiar            49       President, Shikiar Asset Management, Inc., which is     --
                                      a registered investment advisory company, since
                                      November 1994; from 1993 to November 1994, General
                                      Partner, Omega Advisors, Inc.; from 1985 to 1993,
                                      Managing Director and Chief Investment Officer of
                                      Prudential Securities Investment Management; director
                                      of Patten Corporation and Ultralife Batteries, Inc.

Sheldon Weinig               67       Vice Chairman of Sony Engineering & Manufacturing       1993
                                      of America ("Sony") since 1989; Chairman of
                                      Materials Research Corporation since 1957
                                      (Materials Research Corporation was acquired by
                                      Sony); director Insituform Technology Inc., Aseco
                                      Corporation and Unique Mobility Inc.

               CONTINUING DIRECTORS SERVING TERMS EXPIRING IN 1996

                                                                                              Year
                                      Principal Occupations During                            First
                                      the Past Five Years and                                 Became
Name of Director             Age      Certain Directorships                                   Director
----------------             ---      -----------------------------                           --------
Edward E. David, Jr.         70       President, EED Inc. (technology and research            1987
                                      management advisors); director of
                                      California Microwave, Inc. and Protein
                                      Polymer Technologies.

J.E. Goldman                 74       Through March, 1994, Chairman of Softstrip, Inc., a     1984
                                      manufacturer of personal computer accessories;
                                      director of Bank Leumi Trust Company of New York.

Carl H. Rosner               66       Chairman of the Company since its formation in 1971     1971
                                      and President and Chief Executive Officer
                                      since early in 1984; director of Ultralife
                                      Batteries, Inc.

General Information Concerning the Board of Directors and its Committees

         The Board of Directors of the Company met on nine (9) occasions in the fiscal year ended May 28, 1995. The By-laws of the Company provide that the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate an Executive Committee or other committees, each of which shall consist of three or more directors. The Board of Directors annually elects from its members the Executive, Compensation, Audit, Nominating and Business Development Committees. During the last fiscal year, each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committee or committees on which he served.

         Compensation Committee. The Compensation Committee is presently composed of Messrs. Abeles (Committee Chairman), Kempner and David. It is the responsibility of the Compensation Committee to review the recommendations of the President and Chief Executive Officer of the Company as to the appropriate level of compensation for the Company's principal executive officers and certain other key personnel and to recommend to the Board of Directors the compensation of the President and Chief Executive Officer. The Compensation Committee also allocates benefits available under the Management Incentive Compensation Program to participants and grants options under the Company's stock option plan. See "Executive Compensation." This Committee met eight (8) times during fiscal 1995.

         Audit Committee. The Audit Committee is presently composed of Messrs. Goldman (Committee Chairman), Kempner and Weinig. This Committee meets with the Company's independent accountants to review the scope of auditing procedures and the Company's accounting procedures and controls. The Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met once during fiscal 1995.

         Nominating Committee. The Nominating Committee is presently composed of Messrs. Weinig (Committee Chairman), Abeles and Rosner. This Committee, in addition to the entire Board of Directors, considers candidates for director of the Company. It is present policy of the Nominating Committee to consider nominees who are recommended by shareholders; shareholders desiring to submit the names of and any pertinent data with respect to such nominees should send this information in writing to the Chairman of the Nominating Committee, in care of the Company. The Nominating Committee met once during fiscal 1995.

Director Remuneration

         Directors of the Company receive $750 per month for their service to the Company in such capacity and a fee of $1,000 for each meeting of the Board of Directors that such directors attend.

         Pursuant to the Company's 1990 Stock Option Plan, each director who is not an employee of the Company receives, without the exercise of any discretion by any person, non-qualified stock options to purchase 2,108 shares of Common Stock as of the first business day of each calendar quarter for each year that the 1990 Stock Option Plan remains in existence. The option exercise price per share is equal to the fair market value of a share of Common Stock as of the date of grant and the options have a term of five years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock by Directors and Officers

         The following table sets forth certain information with respect to shares of Common Stock beneficially owned by each director and nominee for director of the Company, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. This information has been provided by each of the directors and executive officers as of July 15, 1995 at the request of the Company and includes shares held by participants in the IGC Savings Plan and shares subject to stock options and similar rights held by each individual or group to the extent such rights are exercisable within 60 days of the date as to which information is provided.

Beneficial Owner                       Number of Shares Beneficially         Percentage of
                                       Owned(1)                              Class(2)
Joseph C. Abeles(3)                          331,606                            3.1
Edward E. David, Jr.(4)                        4,213                             --
J.E. Goldman(5)                               44,565                             .4
Thomas L. Kempner(6)                         109,126                            1.0
Carl H. Rosner(7)                            462,828                            4.2
Sheldon Weinig(8)                              4,875                             --
Stuart A. Shikiar(9)                         126,644                            1.2
Gary L. Hordeski(10)                          42,605                             .4
Ian L. Pykett(11)                              8,278                             --
Michael C. Zeigler(12)                        36,295                             .3
Bruce A. Zeitlin(13)                          26,838                             .2
All executive officers and directors
as a group (12 persons)(14)                1,091,803                            9.8

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The share numbers in this table have been adjusted to reflect a three percent (3%) stock dividend distributed by the Company on June 15, 1995 to all shareholders of record as of May 31, 1995.

(2) Percentages of less than 0.1% have not been indicated. The percentage for each individual or group is based on the aggregate of the shares outstanding as of July 15, 1995, which was 10,835,438 (as adjusted to reflect the three percent (3%) stock dividend), and all shares issuable to such individual or group upon the exercise of outstanding stock options or similar rights to the extent such rights are exercisable within 60 days of the date as to which information is provided.

(3) Includes 35,241 shares held by Mr. Abeles' spouse, as to which shares Mr. Abeles disclaims beneficial ownership. Also includes presently exercisable options to purchase 18,968 shares.

(4)      Represents presently exercisable options to purchase 4,213 shares.

(5)      Includes presently exercisable options to purchase 18,968 shares.

(6) Includes 61,471 shares held by trusts of which Mr. Kempner is a trustee. Of these shares, Mr. Kempner disclaims beneficial ownership as to 41,543 shares. Also includes presently exercisable options to purchase 18,968 shares.

(7) Includes presently exercisable options to purchase 168,893 shares; also includes 14,889 shares held by Mr. Rosner's spouse, as to which shares Mr. Rosner disclaims beneficial ownership.

(8)      Includes presently exercisable options to purchase 4,213 shares.

(9) Includes 1,030 shares held in custody for Mr. Shikiar's son, and 105,014 shares owned by clients of his investment advisory company for which beneficial ownership is disclaimed although he has both voting and investment power.

(10)     Represents presently exercisable options to purchase 42,605 shares.

(11)     Represents presently exercisable options to purchase 8,278 shares.

(12)     Includes presently exercisable options to purchase 33,882 shares.

(13)     Includes presently exercisable options to purchase 19,792 shares.

(14) Includes presently exercisable options to purchase 359,354 shares, and includes certain shares as to which beneficial ownership is disclaimed, as described in the footnotes above. Excludes Stuart A. Shikiar who is currently not a director or officer of the Company.

               APPROVAL OF AMENDMENT TO THE 1990 STOCK OPTION PLAN

Proposed Amendment

         At the meeting, there will be presented to the shareholders a proposal to approve and ratify an increase of 515,000 shares in the number of shares of Common Stock of the Company available under the Company's 1990 Stock Option Plan (the "1990 Plan"). The increase was approved by the Compensation Committee on March 20, 1995 and subsequently ratified by the Board of Directors on July 19, 1995.

         The 1990 Plan was adopted by the Board of Directors on December 14, 1990 and approved by the shareholders at the 1991 Annual Meeting. As originally adopted, the 1990 Plan provided for the issuance of up to 464,270 shares of Common Stock upon the exercise of options granted thereunder. The number of shares reserved for issuance under the 1990 Plan was increased by 464,143 shares at a meeting of the Board of Directors on September 23, 1992, and approved by the shareholders at the 1992 Annual Meeting. The number of shares reserved for issuance under the 1990 Plan was increased by 450,625 shares at a meeting of the Board of Directors on August 4, 1993, and approved by the shareholders at the 1993 Annual Meeting. At August 27, 1995, options to purchase an aggregate of 1,262,355 shares of Common Stock were outstanding under the 1990 Plan. At August 27, 1995, options to purchase 213,887 shares of Common Stock have been exercised under the 1990 Plan.

         The Board of Directors believes that the prospects of the Company are contingent in part on the Company's ability to attract and retain highly qualified employees, consultants and non-employee directors. The Company periodically has granted options under the 1990 Plan to various key employees, consultants and non-employee directors. The proposed increase in shares subject to the 1990 Plan is thus essential to the Company's efforts to retain key executive and other personnel.

Vote Required for Approval

         The vote of a majority of the shares of the Common Stock issued and outstanding as of the record date is required to approve the increase in the number of shares available under the 1990 Plan.

         The Board of Directors of the Company unanimously recommends a vote FOR approval of the proposal to increase by 515,000 shares the number of shares of Common Stock available under the 1990 Plan.

Description of the Option Plan

         The description of the 1990 Plan contained herein is qualified in its entirety by reference to the 1990 Plan document, previously disclosed as Exhibit A to the Proxy Statement dated October 4, 1991 for the 1991 Annual Meeting of Shareholders, and a copy of which will be furnished upon written request to the Corporate Secretary.

         The 1990 Plan was adopted by the Board of Directors in 1990 as a replacement for the Company's 1981 Stock Option Plan and Stock Option Plan for Non-Employee Directors. The 1990 Plan was approved by the shareholders at the 1991 Annual Meeting and has a term of ten years. As proposed to be amended and subject to certain provisions, the number of shares of Common Stock authorized for issuance upon the exercise of options granted under the 1990 Plan is 1,894,038. Shares subject to options granted under the 1990 Plan that have lapsed or terminated may again be subject to options under the 1990 Plan. Furthermore, the Company may offer to exchange new options for existing options, with the shares subject to the existing options being again available for grant under the 1990 Plan.

         The 1990 Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Subject to the express provisions of the 1990 Plan, the Compensation Committee has the authority to interpret the 1990 Plan, to prescribe, amend, and rescind rules and regulations relating to the 1990 Plan, to determine the terms and provisions of stock agreements thereunder and to make all other determinations necessary or advisable for the administration of the 1990 Plan.

         Key employees and consultants of the Company are eligible to receive options under the 1990 Plan. Key employees are eligible to receive incentive stock options and non-qualified stock options. Consultants are eligible to receive only non-qualified stock options. The 1990 Plan confers discretion on the Compensation Committee to select key employees and consultants to receive options. The Compensation Committee determines the exercise price of the option granted, except that the exercise price may not be less than 100% of the fair market value of the shares for an incentive stock option, or 85% of the fair market value of the shares for a non-qualified stock option, on the date of grant. In addition, the exercise price may not be less than 110% of the fair market value of the shares for an incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company.

         The Compensation Committee determines the term of the option, except that no option may have a term of more than ten years. The Compensation Committee also determines whether an option is exercisable in installments and whether the exercise price may be paid in Common Stock, including Common Stock acquired pursuant to the option being exercised. Most of the grants of non-qualified stock options by the Company under the 1990 Plan had a five year term and are exercisable in three annual installments. Most of the grants of incentive stock options by the Company under the 1990 Plan had a ten year term and are exercisable in five annual installments.

         All options granted to key employees and consultants are subject to earlier termination on the optionee's death, disability or ceasing to be an employee or consultant of the Company for any reason, except that the Compensation Committee shall have the discretion to provide that upon termination of an employee's employment or a consultant's consulting relationship as a result of retirement, disability or death, such grantee or his or her legal representative may exercise any outstanding and then exercisable installments of his or her options for a period not to exceed: (i) one year from the date of such termination in the case of death or permanent and total disability, and (ii) three months from the date of such termination in the case of retirement or other disability. In no event are options exercisable beyond their stated terms.

         The 1990 Plan also provides for the grant to directors not otherwise employed by the Company or any of its subsidiaries on a full-time basis ("Non-Employee Directors") of options to purchase Common Stock of the Company. The Company currently has five Non-Employee Directors, although effective November 1, 1995, the Company anticipates having six Non- Employee Directors. Non-Employee Directors are eligible to receive only non-qualified stock options and are not currently eligible to participate in the Company's incentive compensation plans. Each Non-Employee Director receives, without the exercise of any discretion by any person, options to purchase 2,108 shares of Common Stock as of the first business day of each calendar quarter for each year that the 1990 Plan remains in existence. The option exercise price per share must equal the fair market value of a share of the Company's Common Stock as of the date the option is granted. All options granted to Non-Employee Directors have a term of five years and become exercisable in three installments on the first, second and third year anniversaries of the date of grant.

         Upon a Non-Employee Director ceasing to be a Non-Employee Director of the Company for any reason, such grantee's Options shall immediately terminate, except that upon the grantee ceasing to be a Non-Employee Director as a result of retirement, disability or death, or such grantee's employment by the Company, the period during which such grantee (or his or her legal representative) may exercise any outstanding and then exercisable installments of his or her options shall not exceed: (i) one year from the date of death, disability or becoming an employee or consultant, and (ii) three months from the date of retirement. In no event are options exercisable beyond their stated terms.

         All options granted under the 1990 Plan become exercisable upon a "Change in Control." The 1990 Plan defines Change in Control to mean the occurrence of any of the following: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the then outstanding securities of the Company;
(ii) during any period of two consecutive calendar years there is a change of 25% or more in the composition of the Compensation Committee of the Company in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve a merger or consolidation of the Company with or into another corporation (other than a subsidiary or merger in which the Company survives and its outstanding voting stock is not converted or its shareholders have substantially the same proportionate interest in the voting stock of the surviving corporation or its parent as they did immediately prior to such merger), the disposition of substantially all the assets of the Company, or a liquidation or dissolution of the Company.

         The 1990 Plan provides that in the event of changes in corporate structure which in the judgment of the Compensation Committee materially affects the value of shares, the Compensation Committee may determine the appropriate adjustments, to the number and class of shares and the exercise price per share set forth in any outstanding option.

         Under present tax law, the Federal income tax treatment of options granted under the 1990 Plan is generally as described below. Local and state tax authorities may also tax incentive compensation awarded under the 1990 Plan.

         Incentive Stock Options. With respect to options which qualify as incentive stock options, a grantee will not recognize income for Federal income tax purposes at the time options are granted or exercised. If the grantee disposes of shares acquired by exercise of the options before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the options, the grantee will recognize in the year of disposition (a) ordinary income, to the extent that the lesser of either (1) the fair market value of the shares on the date of option exercise or
(2) the amount realized on disposition, exceeds the option price, and (b) capital gain (or loss), to the extent that the amount realized on disposition differs from the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of these holding periods, the grantee will realize capital gain or loss (assuming the shares are held as capital assets) equal to the difference between the amount realized on disposition and the option price.

         Non-Qualified Stock Options. With respect to options which do not qualify as incentive stock options, the grantee will recognize no income upon grant of the option and, upon exercise, will recognize ordinary income to the extent of the difference between the amount paid by the grantee for the shares and the fair market value of the shares on the date of option exercise. Upon a subsequent disposition of the shares received under the option, the grantee will recognize capital gain or loss, as the case may be, to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition (assuming the shares are held as capital assets).

         Except as described below, the Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as a grantee is required to recognize ordinary income as described above. To the extent a grantee realizes capital gains as described above, the Company will not be entitled to any deduction for Federal income tax purposes. Effective as of the passage of the Revenue Reconciliation Act of 1993, under Section 162 of the Internal Revenue Code, companies can no longer deduct compensation over $1 million paid to their chief executive officer and their four other most highly compensated executive officers, including compensation under a plan, unless the plan meets certain requirements.

         With respect to accounting considerations, there is no charge to the Company's operations in connection with the grant or exercise of an option under the 1990 Plan, unless the fair market value of the shares at the date of the grant exceeds the exercise price of the option, in which case there will be a charge to operations at the dates the option becomes exercisable in the amount of such excess. If there is no charge to the Company's operations, any material tax benefit received by the Company upon exercise of a non-qualified stock option or as a result of a disqualifying disposition of shares obtained upon exercise of incentive stock options is reflected as a credit to capital in excess of par value and not as income. Earnings per share may be affected by the 1990 Plan by the effect on the calculation, as prescribed under generally accepted accounting principles, of the number of outstanding shares of Common Stock of the Company. This calculation reflects the potential dilutive effect, using the treasury stock method, of outstanding stock options anticipated to be exercised even though shares have not yet been issued upon exercise of these options. When shares are actually issued as a result of the exercise of stock options, additional dilution of earnings per share may result.

         As of September 14, 1995, there were approximately 170 persons eligible to receive stock options under the 1990 Plan. At the close of business on September 14, 1995, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $______ per share.

Contingent Stock Option Grants

         Certain options have been granted under the 1990 Plan subject to shareholder approval of the increase of 515,000 shares available under the 1990 Plan. Options granted subject to this approval under the 1990 Plan to the Company's executive officers, Non-Employee Directors and all employees, excluding current executive officers, are as follows: Mr. Rosner: 12,875; all current executive officers as a group: 95,275; all Non-Employee Directors as a group: 21,080; and all employees, excluding current executive officers, as a group: 5,150. Should the shareholders fail to approve the increase of 515,000 shares available under the 1990 Plan, all of such grants would expire by their terms.

     PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO BROADEN
                 THE PURPOSES FOR WHICH THE COMPANY IS ORGANIZED

Proposed Amendment

         The Board of Directors is seeking shareholder approval of a proposal to amend the Certificate of Incorporation of the Company to broaden the purposes for which the Company is organized. The proposed amendment would add the following as the second from the last sub paragraph of Article SECOND of the Company's Certificate of Incorporation:

         To do, or engage in, any other lawful act or activity for which a corporation may be lawfully organized under the laws of the State of New York, provided that the Corporation shall not do, or engage in, any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

The Board of Directors approved the amendment of the Certificate of Incorporation on July 19, 1995.

         Under New York Business Corporation Law, the "purpose clause" of a company's Certificate of Incorporation sets forth the purposes for which a Company is organized. The Company's current purpose clause was drafted over twenty years ago when the Company was first spun-off from the General Electric Company. At that time, the founders of the Company believed that the success of the fledgling business depended upon focusing the Company's very limited resources on a narrow field of opportunity. In its current form, the "purpose clause" of the Company's Certificate of Incorporation generally provides for the Company to pursue the manufacture, design and sale of electrical devices (including electro magnetic devices), electric and electronic components and all phases of cryogenic equipment and technology. The Company believes that this purpose clause encompasses the Company's current activities.

         In light of the substantial growth of the Company over the last two decades, and the increasingly competitive and global nature of the markets in which it competes, the Board of Directors believes that the Company's future hinges on a broader purpose clause. Therefore, the proposed amendment is necessary to bring the Company's Certificate of Incorporation into line with applicable Business Corporation Laws of the State of New York, and enable the Company to diversify its operations and pursue new business opportunities as they arise. Notwithstanding the foregoing, the Company has no present intentions to change materially the business of the Company.

         The description of the foregoing amendment to the Company's Certificate of Incorporation is qualified in its entirety by reference to the actual proposed amended and restated Article SECOND, as set forth in Exhibit A to this 1995 Proxy Statement.

Vote Required for Approval

         The vote of a majority of the shares of Common Stock issued and outstanding as of the record date is required to approve the proposed amendment. If the proposed amendment is approved, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to incorporate such amendment, subject to such changes in the language of the amendment as may be required by the New York State Department of State upon filing of such restated Certificate of Incorporation therewith.

         The Board of Directors of the Company unanimously recommends a vote FOR approval of the proposed amendment to the Company's Certificate of Incorporation.

                             EXECUTIVE COMPENSATION

The following table summarizes for the past three years the annual and long-term compensation of those persons who were, at May 28, 1995, the Company's Chief Executive Officer and the other four most highly compensated executive officers for the 1995 fiscal year.

                           SUMMARY COMPENSATION TABLE


                                       Annual                                           Long Term
                 --------------------------------------------------------------------------------------------------
                                                                        Other           Award of
                                                                        Annual          Stock           All Other
                       Fiscal Year     Salary          Bonus            Compensation    Options         Compensation
Position               ($)             ($)             ($)              ($)             (#)             ($)
Carl H. Rosner         1995            297,517         20,994(1)        40,724(2)         12,875        82,062(3)
Chairman;              1994            275,149         55,010(1)        24,500(2)         25,750        75,094(3)
President
and Chief              1993            260,015         16,000(1)           --            188,972        33,313(3)
Executive
Officer

Gary L. Hordeski       1995            134,216             --              --                 --          2,010(4)
Vice President-        1994            130,314             --              --             58,709          1,911(4)
General Manager        1993            120,041         10,000              --             13,261          1,862(4)
- APD
Cryogenics Inc.

Ian L. Pykett          1995            115,147              --             --              3,090           1,801(5)
Vice President-        1994            101,601              --             --                 --           1,522(5)
Technology             1993            101,596           4,500             --             13,261           1,561(5)
Development
Operations

Michael C.             1995            122,512           5,000             --              5,150           7,770(6)
Zeigler
Senior Vice            1994            113,896           6,000             --             12,875           7,627(6)
President-
Finance &
Chief Financial        1993            108,514              --             --             13,261           8,291(6)
Officer

Bruce A. Zeitlin       1995            121,561          10,000             --              5,150          14,599(7)
Vice President-        1994            117,587              --             --              6,437           3,753(7)
Materials
Technology             1993            112,507              --             --             13,261           3,623(7)

(1) Includes $20,994 earned by Mr. Rosner as an incentive compensation bonus for fiscal year 1994 performance and paid in fiscal year 1995 pursuant to an employment agreement between the Company and Mr. Rosner. Includes $39,010 earned by Mr. Rosner as an incentive compensation bonus for fiscal year 1993 performance and paid in fiscal year 1994 pursuant to an employment agreement between the Company and Mr. Rosner. This sum also includes $16,000 earned by Mr. Rosner as a bonus for fiscal year 1991 and paid in fiscal year 1994; the aggregate bonus amount for fiscal year 1991 was $48,000 payable in three equal annual installments.

(2) Represents payments in lieu of vacation time accrued but unused during the calendar years, pursuant to an employment agreement between the Company and Mr. Rosner, in the amounts of $40,724 and $24,500 respectively for 1995 and 1994.

(3) Includes the Company's share of contributions on behalf of Mr. Rosner to the IGC Savings Plan (401k) in the amounts of $2,435, $3,294 and $2,991 for fiscal years 1995, 1994 and 1993, respectively, and payments on behalf of Mr. Rosner under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $49,423, $19,348 and $6,042 for fiscal years 1995, 1994 and 1993, respectively. These amounts also includes $9,204, $8,952 and $13,782 for fiscal years 1995,1994 and 1993, respectively, paid by the Company for a life insurance policy and a disability policy on Mr. Rosner for the benefit of Mr. Rosner. The amount for fiscal year 1995 also includes $12,750 and options to acquire 6,000 shares of common stock of Ultralife Batteries, Inc. ("ULBI") received by Mr. Rosner for service as a director of ULBI. The options have been valued at $8,250 by taking the difference between the option exercise price and the closing price of $17.00 per share for ULBI stock as of May 28, 1995 (the last trading day for ULBI stock during the Company's fiscal year 1995). See "Compensation Committee Interlocks and Insider Participation". The amount for fiscal year 1994 also includes $12,750 and options to acquire 6,000 shares of common stock of ULBI received by Mr. Rosner for service as a director of ULBI. The options have been valued at $30,750 by taking the difference between the option exercise price and the closing price of $15.50 per share for ULBI stock as of May 27, 1994 (the last trading day for ULBI stock during the Company's fiscal year
         1994). The amount for fiscal year 1993 also includes $5,500 and 833 shares of common stock of ULBI (valued at $6.00 per share, or a total of $4,998, at the time of issuance) received by Mr. Rosner for service as a director of "ULBI".

(4) Consists of the Company's share of contributions on behalf of Mr. Hordeski to the IGC Savings Plan (401k).

(5) Consists of the Company's share of contributions on behalf of Dr. Pykett to the IGC Savings Plan (401k).

(6) Includes the Company's share of contributions on behalf of Mr. Zeigler to the IGC Savings Plan (401k) in the amounts of $1,987, $1,799, and $1,625 for fiscal years 1995, 1994, and 1993, respectively, and payments on behalf of Mr. Zeigler under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $5,783, $5,828, and $6,665 for fiscal years 1995, 1994 and 1993, respectively.

(7) Includes the Company's share of contributions on behalf of Mr. Zeitlin to the IGC Savings Plan (401k) in the amounts of $2,005, $1,762 and $1,685 for fiscal years 1995, 1994 and 1993 respectively, and payments on behalf of Mr. Zeitlin under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $12,594, $1,991 and $1,938 for fiscal years 1995, 1994 and 1993, respectively.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table summarizes stock options granted during the fiscal year ended May 28, 1995 to the persons named in the Summary Compensation Table. No stock appreciation rights have been granted by the Company nor is the grant of such rights currently provided for in the Company's 1990 Stock Option Plan.


                                                                                  Potential
                                                                                  Realizable
                                                                                  Value at Assumed
                                                                                  Annual Rates of
                                 Individual                                       Stock Price
                                 Grants                                           Appreciation for
                                                                                  Option Term(1)
                                 Percent of
                                 Total
                                 Options
                                 Granted to
                 Options         Employees       Exercise
                 Granted         in Fiscal       Price           Expiration
Name             (#)             1995            (per share)     Date             5%              10%
-------------------------------------------------------------------------------------------------------------------
Carl H. Rosner    12,875         5.20%           $ 12.015         3/20/00         $ 42,739        $ 94,442
Ian L. Pykett      3,090         1.25%           $ 12.015         3/20/05         $ 23,349        $ 59,170
Michael C.
Zeigler            5,150         2.08%           $ 12.015         3/20/05         $ 38,914        $ 98,616

Bruce A.
Zeitlin            5,150         2.08%           $ 12.015         3/20/05         $ 38,914        $ 98,616

(1) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are reported net of the option exercise price (which may be paid by delivery of already-owned shares of Common Stock), but before any taxes associated with the exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

         The following table summarizes option exercises during the fiscal year ended May 28, 1995 and the value of vested and unvested options for the persons named in the Summary Compensation Table at May 28, 1995.

                                                 Number of Unexercised                  Value of Unexercised
                                                 Options at May 28, 1995                In-the-Money Options at
                                                                                        May 28, 1995(1)
                 Shares
                 Acquired on     Value
Name             Exercise        Realized       Exercisable         Unexercisable      Exercisable        Unexercisable
-----------------------------------------------------------------------------------------------------------------------
Carl H. Rosner     70,340         $556,178      168,893             104,423            $1,549,093         $ 773,086

Gary L. Hordeski    4,419         $ 46,983       20,504              56,692            $  120,581         $ 334,534

Ian L. Pykett       8,278         $ 72,461        2,814              16,673            $   13,504         $ 113,805

Michael C. Zeigler     --               --       31,230              28,331            $  274,170         $ 164,118

Bruce A. Zeitlin       --               --       13,140              24,832            $  129,628         $ 180,606


(1) Based on the closing price of the Common Stock as reported on the American Stock Exchange on that date ($14.75), net of the option exercise price.


         The Company maintains a qualified, defined benefit pension plan (the "Pension Plan"). All employees 21 years of age and older who have completed one year of credited service participate in the Pension Plan. Participating employees receive certain defined benefits under the Pension Plan upon their normal or early retirement from the Company's employ or upon death. Subject to certain maximum benefit ceilings set forth in the Pension Plan and assuming normal retirement at age 65, a participant will have annual pension equal to the following:

For each year of credited service: Annual pension benefits will equal the aggregate of:
-------------------------------------------------------------------------------------------------------
Prior to February 1, 1985 ................       1% of base salary (excluding bonuses, commissions,
                                                 etc.) plus 1% of such salary that exceeded $6,600.
From February 1, 1985                            1% of base salary plus 1% of such salary that exceeded
until November 30, 1989 ..................       the social security taxable wage base.
After December 1, 1989 ...................       1.05% of base salary plus .65% of such salary that
                                                 exceeds Covered Compensation
                                                 (Covered Compensation is the
                                                 average of the social security
                                                 taxable wage bases in effect
                                                 for each year during the
                                                 35-year period ending in the
                                                 year in which an individual
                                                 reaches his or her retirement
                                                 age, as determined by the
                                                 Social Security Act).

         The Company contributes the funds necessary to provide for the benefits set forth in the Pension Plan, at such times and in such amounts as are required by actuarial schedules or government regulations.

         The projected annual benefits under the Pension Plan for: Messrs. Rosner, Hordeski, Pykett, Zeigler and Zeitlin, assuming level future salary and normal retirements, are $34,152, $44,748, $36,480, $39,108 and $41,340,
respectively.

Certain Employment Arrangements

         Effective June 1, 1994, Mr. Rosner and the Company entered into an employment agreement (the "Rosner Agreement") pursuant to which Mr. Rosner would serve as President and Chief Executive Officer of the Company from June 1, 1994 to May 31, 1997 and as a consultant to the Company for five fiscal years thereafter. Under the Rosner Agreement, Mr. Rosner receives a salary of not less than $275,000 per year, plus a minimum annual bonus of not less than 1% of the Company's net income before taxes and extraordinary items. During the consulting term, Mr. Rosner will be paid 50% of his final salary per year. In connection with a prior agreement, Mr. Rosner was granted a non-qualified stock option to purchase 159,135 shares of Common Stock at an exercise price of $5.089 per share, which was equal to the closing price of the Company's Common Stock on September 22, 1992. One-third of the option was exercisable upon shareholder approval of the 1990 Plan amendment submitted to the shareholders at the 1992 annual meeting, an additional one-third became exercisable on May 31, 1993 and the remaining one-third became exercisable on May 31, 1994. At the commencement of the consulting term, Mr. Rosner will be granted a non-qualified stock option to purchase 75,000 shares of Common Stock at a price equal to the closing price on the date of grant; this option will have a five-year term and will vest in three annual installments commencing one year after the date of grant. The Rosner Agreement also provides that if Mr. Rosner is terminated or resigns as an employee under certain circumstances after either a change in control of the Company, accumulation by any person of 30% or more of the voting power of the Company's capital stock or a significant change in the composition of the Board of Directors, he would be entitled to receive an amount equal to the sum of three times his annual salary and certain other extraordinary payments.


Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended May 28, 1995, Messrs. Abeles, Kempner, and David served as members of the Compensation Committee.

         The Company owns approximately 14% of the outstanding common stock of Ultralife Batteries, Inc. ("Ultralife"), a publicly-traded company of which Mr. Abeles is a co-founder and a director. Pursuant to a Share Purchase Agreement, dated January 23, 1992 between the Company and Ultralife, the Company purchased the Ultralife common stock in a series of transactions during its fiscal years 1992 and 1993. The Company paid an aggregate purchase price of $4,548,000 in cash and $2,952,000 in the Company's Common Stock. The Share Purchase Agreement also obligated Ultralife to increase the number of members on its Board of Directors to include a nominee of the Company. Mr. Rosner is currently serving on the Board of Directors of Ultralife as the Company's nominee.

                        REPORT OF COMPENSATION COMMITTEE

         The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Intermagnetics General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Compensation Committee of the Board of Directors sets the compensation policies for the executive officers of the Company, recommends the annual base salary, annual incentive compensation and grant of long term incentive compensation for the Company's chief executive officer, and approves the annual base salary, annual incentive compensation and grant of long term incentive compensation for all other executive officers of the Company. In fulfilling this duty, the Compensation Committee has sought to establish a policy that enables the Company to attract, retain and reward executive officers who contribute substantially to the success of the Company, and aligns executive compensation with the creation of long-term value for the Company's shareholders.

         The Compensation Committee views executive compensation as comprised of three essential components; long term incentive compensation, annual base salary, and annual incentive compensation.

         Long Term Incentive Compensation. The Compensation Committee views long-term incentive compensation as the cornerstone of executive compensation. The Compensation Committee believes that long-term executive compensation should be closely linked to the creation of shareholder value. In this regard, the Compensation Committee believes that the grant of stock options to the Company's executive officers under the Company's stock option plans focuses the attention of the Company's executives on the important task of creating long-term shareholder value. In awarding stock options to the executive officers of the Company, the Compensation Committee generally considers a variety of factors, including the potential impact of an executive officer on shareholder value and industry practice with respect to such awards. Options are typically granted at the market price on the date of grant. Because vesting ceases should the executive leave the Company's employment, the Compensation Committee believes that the stock options serve to retain the Company's executive officers.

         Annual Base Salary. In establishing executive annual base salaries, the Compensation Committee has established a policy of setting payments competitively. In determining the competitiveness of individual salaries, the Compensation Committee periodically gathers information regarding the base salaries paid within industry to other individuals with comparable responsibilities. In connection with establishing base salaries in light of the competitive ranges, the Compensation Committee weighed the allocation of responsibilities among the executive officers within the Company and the relevant experience of each such executive officer.

         Annual Incentive Compensation. The Compensation Committee believes that an important component of annual compensation is incentive compensation. The Compensation Committee has established a Management Incentive Compensation Program (the "MIC Program") pursuant to which cash awards may be granted to officers and key employees of the Company. The size and availability of a cash award under the MIC Program are entirely at the discretion of the Compensation Committee, or subject to certain individual and Company performance objectives established in advance by the Compensation Committee for each executive officer. In establishing the performance objectives for an executive officer under the MIC Program, the Compensation Committee considers such factors as the executive officer's responsibilities and potential impact upon the Company's performance. With respect to awards made solely within the discretion of the Compensation Committee under the MIC Program, the Compensation Committee typically grants awards where an executive officer has not necessarily fully achieved the predetermined performance objectives, but where the executive officer has nonetheless materially contributed to the achievement of identifiable results that enhance shareholder value over the longer term. Finally, the Compensation Committee has established a specific bonus for Mr. Rosner as President and Chief Executive Officer under the terms of Mr. Rosner's employment agreement. Under the terms of his employment agreement, Mr. Rosner is entitled to a bonus equal to one percent of the Company's pretax net income for each of fiscal years 1993, 1994, 1995, 1996 and 1997. The Compensation Committee believes that this bonus complements long term and annual compensation by keeping Mr.
Rosner's performance attuned to the Company's profitability.

         The Compensation Committee believes that the compensation received by each of the five highest paid executive officer's of the Company for its fiscal year 1995 was reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

         In particular, the Compensation Committee believes that the compensation received by the Company's President and Chief Executive Officer, Carl H. Rosner, during fiscal year 1995 reflected his very strong contribution in creating a record year for the Company. Consistent with the requirements of the Rosner Agreement, Mr. Rosner received a salary of $297,517 and an annual bonus (based upon the Company's pretax net income for fiscal year 1995) of $65,118. (The annual bonus was paid to Mr. Rosner in fiscal year 1996.) Mr. Rosner also received incentive stock options on March 20, 1995 to purchase 12,875 shares of the Company's Common Stock at an exercise price of $12.015 per share. These incentive options were subject to vesting in three equal annual installments beginning one year from the date of grant. The incentive options expire on March 20, 2000.

         The Compensation Committee notes that Mr. Rosner's salary falls within the competitive range established for the position of President and Chief Executive Officer. The Compensation Committee also believes that the annual bonus served its intended purpose of retaining Mr. Rosner's focus on the Company's bottom line during a time of increased competitiveness and slow growth in the Company's core markets. At the same time, the incentive options granted to Mr. Rosner worked successfully to focus his attention on the important task of creating long-term shareholder value. In fact, Mr. Rosner's overall compensation package reflects his strong performance and valued contribution to the Company over the last several years. During this time, the Company experienced increased competition and slowed growth in its core markets. Yet, under Mr. Rosner's leadership, the Company experienced very strong growth this year. The growth is a direct outgrowth of Mr. Rosner's aggressive program over the last several years to develop new products for new and existing markets without sacrificing the Company's steadfast history of profitability.

                                        COMPENSATION COMMITTEE OF THE BOARD
                                        OF DIRECTORS OF INTERMAGNETICS
                                        GENERAL CORPORATION

                                        Joseph C. Abeles, Chairman
                                        Edward E. David, Jr.
                                        Thomas L. Kempner

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with similar returns for (i) a composite index of the American Stock Exchange ("AMEX"), and (ii) a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. There can be no assurance that the performance of the Company's Common Stock will continue in a manner similar to the trend depicted on the graph.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG INTERMAGNETICS GENERAL CORPORATION, AMEX
                         COMPOSITE INDEX AND PEER GROUP*

              & = IGC          * = AMEX             # = Peer Group

     500|------------------------------------------------------------------|
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       0|-----------|-------------|-------------|-----------|--------------|
            FY 91        FY 92         FY 93         FY 94        FY 95


     * Assumes $100 invested on May 27, 1990 in Intermagnetics General Corporation Common Stock, AMEX Composite Index and Peer Group.

                   FY 90      FY 91      FY 92     FY 93       FY 94     FY 95
Intermagnetics
General Corp.      100.00     190.70     153.31    140.65      475.27    386.11
AMEX               100.00     100.75     109.69    121.79      122.54    136.38
Peer Group         100.00     130.85     142.19    123.72      123.70    156.00

         The selection of a peer group posed some difficulty because the Company does not believe that there are any publicly-traded companies devoted exclusively or even substantially to all of the same markets in which the Company competes. The Company believes that many of its strongest competitors are either not publicly traded in the U.S., or consist of subsidiaries or divisions of large corporations. Hence, the Company selected a peer group consisting of publicly-traded high technology companies (including those in the development stage) that (a) have less than $200 million in annual revenues, and
(b) either compete against the Company in one or more of its several markets or otherwise participate in one or more of its several markets.

         The companies in the Peer Group that compete against the Company in one or more of its several markets consist of Helix Technology Corporation, a manufacturer of cryogenic equipment and American Superconductor Corp., a development stage company working with high temperature superconductors.

         The companies in the Peer Group that otherwise participate in markets in which the Company is active (but do not compete against the Company in such markets) consist of Analogic Corp., a manufacturer of data acquisition and processing hardware for various markets (including diagnostic imaging markets), Biomagnetic Technologies, Inc., a small company developing a diagnostic imaging system based upon the direct measurement of bio-electrical activity in the brain, Advanced NMR Systems, Inc., a development stage company developing electronics and software for ultra-high speed magnetic resonance imaging, Hologic, Inc., a manufacturer and distributor of x-ray imaging equipment, Lunar Corp., a manufacturer and distributor of medical imaging equipment, Superconductor Technologies, Inc., a development stage company developing advanced electronic products incorporating HTS materials.

         In providing the foregoing graph for informational purposes, the Company notes that as a general rule, development stage companies do not have meaningful revenues relative to their substantial product development expenses. Hence, unlike the Company's Common Stock, the value of equity securities of development stage companies are based primarily on speculation regarding the potential success of such companies in bringing a novel product to market successfully.

                              CERTAIN TRANSACTIONS

         See "Certain Employment Arrangements" and "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation."

                                  OTHER MATTERS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 28, 1995 all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent beneficial owners were complied with.

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.


                  SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1996 annual meeting, such proposals must be received by the Company not later than May 26, 1996. Proposals should be directed to the attention of the Corporate Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

         The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K, as amended, for the fiscal year ended May 28, 1995, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Investor Relations Department.

                                        By order of the Board of Directors,

                                        CATHERINE E. ARDUINI
                                        Corporate Secretary

                       INTERMAGNETICS GENERAL CORPORATION
           Proxy for Annual Meeting of Shareholders, November 1, 1995

     The undersigned hereby appoints Carl H. Rosner and Michael C. Zeigler or any one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Intermagnetics General Corporation to be held on November 1, 1995, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the September 25, 1995 proxy statement.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       INTERMAGNETICS GENERAL CORPORATION

           PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLUE OR BLACK INK
                          I PLAN TO ATTEND MEETING / /

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES
                                                ---
1. Election of the following nominees as directors (voting cumulatively as set forth in the September 25, 1995 proxy statement): Joseph C. Abeles, Thomas L. Kempner, Stuart A. Shikiar, Sheldon Weinig.

    For all      Withhold for    Withhold for the following only:
    nominees     all nominees    (Write the name of the nominee(s)
                                 in the space below)

     / /            / /          ---------------------------------

                                 To cumulate votes for individual
                                 directors, fill in the name of the
                                 nominee(s) below and indicate such votes:

                                 -----------------------------------------

2. To approve and ratify an increase of 515,000 shares in the number of shares of Common Stock of the Company available under the Company's 1990 Stock Option Plan (the "1990 Plan").

    Approve      Disapprove      Withheld
     / /            / /            / /

3. To amend Article SECOND of the Company's Certificate of Incorporation and restate that Certificate to add the following as the second from the last sub paragraph:

        To do, or engage in, any other lawful act or activity for which a corporation may be lawfully organized under the laws of the State of New York, provided that the Corporation shall not do, or engage in, any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

     Approve     Disapprove      Withheld
      / /           / /            / /

THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE DATE, SIGN AND RETURN PROMPTLY.

                              (Signature should be exactly as name or names
                               appear on this proxy. If stock is held
                               jointly, each holder should sign. If
                               signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

                               Date
                                   -----------------------------------------

                               Signature
                                        ------------------------------------

                               Signature
                                        ------------------------------------
                                        This Proxy will be Voted FOR All of
                                        the Above Matters Unless Otherwise
                                        Indicated, and in the Discretion of
                                        the Proxies on All Other Matters
                                        Properly Brought Before the Meeting.

EXHIBIT A:

                             PROPOSED AMENDMENT TO
                   THE COMPANY'S CERTIFICATE OF INCORPORATION

         As amended, Article SECOND of the Company's Certificate of Incorporation would read as follows:

         SECOND:  The purposes for which it is to be formed

                  To manufacture, buy, sell, import, export, trade, and deal in wire and wire products, other electrical conductors and apparatus including electromagnetic devices and equipment and electric and electronic components and all phases of cryogenic equipment technology.

                  To manufacture, buy, sell, install, erect and generally deal in and deal with conductors, insulators, insulating materials, wire, coils, conduits, cables, fixtures, motors, instruments, generators, meters, switches and all other equipment, appurtenances, goods, and devices capable of being employed in connection with the generation, control, storage, distribution, transmission, and use of electricity; and to manufacture, buy, sell, and deal in all materials used for or in connection with the manufacture of the articles aforesaid, or which may be advantageously dealt in by the corporation in connection therewith.

                  To manufacture, make, buy, sell, exchange, install, repair, service, supply, exploit, develop, protect, and generally trade and deal in (as principal or agent) products, processes and techniques of all kinds pertaining or related to or connected with superconductivity, magnetics, electronics, cryogenic and related industries, including without limitation, equipment, parts and components for industrial and military electronics, transistors, electrical components, and all other conductors and superconductors of every kind and description.

                  To acquire, by purchase, lease or otherwise, equip, maintain and operate a general machine shop. To manufacture tools, machinery, mechanical equipment, furnaces, cryogenic equipment, motors and all things made wholly or partly from metals. To do repairing, welding, brazing, soldering, polishing, moulding, casting, patternmaking, blacksmithing, lacquering, enameling, metal stamping and cutting, electrical work of all kinds. To engage in all kinds of mechanical and electrical and manufacturing business.

                  To sell, manage, improve, assign, transfer, convey, lease, sub-lease, pledge or otherwise alienate or dispose of, and to mortgage or otherwise encumber the land, buildings, real property, chattels, real and other property of this corporation, real and personal, and wheresoever situate, and any and all legal and equitable rights therein. To acquire any and all property necessary to effectuate the purposes of the corporation.

                  To borrow money, with or without pledge of or mortgage on all or any of its property, real or personal, as security and to loan and advance money upon mortgages on personal and real property, or on either of them.

                  To do, or engage in, any other lawful act or activity for which a corporation may be lawfully organized under the laws of the State of New York, provided that the Corporation shall not do, or engage in, any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

                  To have, in furtherance of its corporate purposes, all the powers conferred upon corporations formed under the Business Corporation Law, subject to any limitations provided by the laws of the State of New York or in the Certificate of Incorporation.